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                                                                   Exhibit 10.51

                            RUBIO'S RESTAURANTS, INC.
                           DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

         As an outside director of Rubio's Restaurants, Inc. ("Company") you have the right to defer all or a portion of your annual retainer and meeting fees (including fees received for your service on a committee of the Board) pursuant to the "Deferral Program." Under the Deferral Program you may defer your fees into either a "Cash Account" under the Company's Deferred Compensation Plan for Non-Employee Directors or into deeply discounted options under the Company's 1999 Stock Incentive Plan ("Stock Plan").

Cash Deferral

         Any deferrals into cash will be credited to the Cash Account which will accrue earnings at an annual rate of 2% above the prime lending rate. At the time you make your election you must choose the dates on which your cash benefit will be distributed to you. Your distributions will be made on options are the later of the January 15 of the year following the date your board service terminates or six months from the date of termination. Alternatively, you may elect to be paid in up to ten (10) annual installments after your board service terminates.

Stock Option Deferral

         You may also elect to allocate your deferral to the acquisition of deeply discounted stock options. The effect of the discount is that your price to exercise the options is 33-1/3% of the fair market value of the stock on the option grant date. The number of shares is determined by dividing the amount of the retainer fee deferred to acquire the deeply discounted options by 66-2/3% of the fair market value of a share of stock at the time of the option grant.

         The details of the stock option alternative are described in the Company's prospectus for the Stock Plan's "Automatic Grant Program and Director Fee Option Grant Program." One advantage of the stock option alternative over the Cash Account is that you have more flexibility in monetizing your deferral. Under the Cash Account, for tax reasons you have to irrevocably elect at the time you make an election to defer when you will receive distributions of your Cash Account. However, with a stock option you can choose your exercise date at any time, provided you exercise within 10 years of the date of grant and within 3 years of the date your board service ends.

Time of Deferral

         Your annual retainer fee is typically allocated to the Cash Account or used to acquire stock on the first day in January for the year in which the fees are to be earned. However, for elections made between March 6, 2003 and June 30, 2003, the deferral will be made on the later of April 10, 2003 or 30 days after the election (or following business day). If you do not make an election by June 30, 2003, you may not defer any portion of 2003 annual retainer fees. If your fees are not earned for some reason, you will forfeit the cash or options attributable to the unearned portion.

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         Your individual meeting fees are typically allocated to the Cash
Account or used to acquire stock in the same percentages as your annual retainer fee at the end of each calendar quarter. However for elections made between March 6, 2003 and April 10, 2003, the deferral shall be made on April 10, 2003 for meeting fees earned between the date of the election and April 10, 2003.

Election

         For 2003, you may make an election at any time prior to June 30, 2003. For future years your election must be made prior to the beginning of the year. If you decide to change your election in any way, the change will generally be effective for fees otherwise payable in the calendar year following the date you make the change. However, if you elect to discontinue, your discontinuance will be effective immediately and the earliest you can begin making new deferrals will be the beginning of the following calendar year.

         Once you make an election, the investment of any fees pursuant to that election is irrevocable. For example, if you elect to have 100% of your fees deferred into the Cash Account, those deferred fees and accumulated earnings may not be used to acquire stock options under the stock option alternative. However, you can change your election so that future deferrals can go into the stock option alternative.

Taxes and Social Security

         Your deferral will permit you to defer federal (and most state) income taxes until the date you actually receive the cash (either from a distribution of cash or the exercise of a stock option, depending on how you invest your deferral as described below). However, you should note how your deferral will be treated for Social Security purposes. First, you will have to pay self-employment tax with respect to Social Security at such later time as when you are actually taxed on the deferral (again, depending on how you elect to invest the deferral - when you are paid in cash or exercise the option). Second, if you are receiving Social Security benefits now or during any year in which you would have received the fees had you not deferred them, the amount of the deferral will still be treated as work-related income which could reduce your actual Social Security benefits. You should determine what effect, if any, this nuance in the Social Security law has on your benefits.

Examples

         Here is an example: assume you elect to have 100% of your remaining 2003 fees deferred and you elect that 50% be invested in the Cash Account and 50% be used to require stock options. Assume that your remaining annual fees in 2003 are $10,000 and that the Company stock price per share on the date of grant is $4.50.

         On your behalf, $5,000 will be credited to your Cash Account. It will earn an annual rate of 2% above the prime lending rate and will be payable in accordance with your election.

         You will also be granted a stock option. PLEASE REMEMBER THAT A FORM 4 MUST BE FILED ON YOUR BEHALF WITHIN TWO (2) DAYS OF GRANT. You will receive an option to purchase 1,666 shares at an exercise price of $1.50. With an embedded

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value of $3.00 per share, these 1,666 shares (rounded down) will have an aggregate embedded value equal to your $5,000 deferral to the stock option alternative.

         Assume for following years you only want 80% of your fees to be deferred and of that, your 80% is to be allocated to the stock option alternative. Assume you make your election prior to January, 2004. For years following 2003 (until you subsequently change your election), the option grant coming from your annual retainer fee shall be made and priced as of the first trading day in January. Assume the per share stock price on the first trading day in January, 2004 is $6 and assume your total annual director fees for 2004 are $15,000.

         Thus, your election to defer will be for $12,000. Of that amount, $2,400 (20% of $12,000) will be credited to the Cash Account and $9,600 (80% of $12,000) will be allocated to the acquisition of stock options. Thus, on the first trading day in January, 2004 you will be granted 2,400 options at an exercise price of $2 per share.

         With respect to your individual meeting fees, at the end of each calendar quarter you will have the same percentages applied to your meeting fees that applies to your annual retainer fee.

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